Exhibit 99.1

For Immediate Release:

FirstCash Upsizes and Extends Term of Unsecured Bank Credit Facility;

Size of Committed Facility Increased from $700 Million to $1.1 Billion;

Maturity Date Extended to August 2031

Fort Worth, Texas (August 31, 2026) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,300 retail pawn stores, today announced that it has amended the terms of its long-term, unsecured bank credit agreement to increase the size of the facility, extend its maturity date and enhance other key features, all to further support FirstCash’s long-term global growth strategy.

With this amendment and extension, the size of the revolving unsecured credit facility has been increased from $700 million to $1.055 billion, while the maturity date of the facility was extended from August 2029 to August 2031. The amendment provides for an increased permitted net leverage ratio of up to 3.5 times consolidated EBITDA for the full term of the agreement. The amended agreement also reduces the unused fee under the facility and provides for direct borrowings in British pounds sterling of up to a $500 million USD equivalent.

Mr. Rick Wessel, chief executive officer, stated, “The additional capacity and extension of the credit facility provide us with five years of significant long-term committed capital to further support our continued growth and expansion in both the U.S. and internationally. In particular, this amendment facilitates the funding of the expected Ramsdens pawn acquisition in the U.K., which has been approved by Ramsdens’ shareholders and is pending final regulatory approval, along with other acquisitions currently in our pipeline.

“The upsizing of this facility includes the addition of two new banks to the syndicate and reflects the continued confidence of our existing bank partners, most of which significantly increased their commitments, supported by FirstCash’s strong cash flow generation, disciplined capital allocation and long-term growth prospects. The increased capacity provides us with enhanced liquidity and flexibility to execute on all of our strategic priorities, including accretive acquisitions and ongoing shareholder payouts through cash dividends and share repurchases. We would like to thank all of our commercial bank partners for their partnership with FirstCash and their confidence in our strategic growth plans,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash operates more than 3,300 pawn stores in the U.S., Latin America and the U.K. Most of the stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn operations account for approximately 90% of net revenue, with the remainder provided by its wholly owned subsidiary, AFF, a leading provider of customer payment solutions at the point-of-sale for retailers of consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com, http://www.americanfirstfinance.com and http://www.handt.co.uk.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s previously announced Ramsdens acquisition. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

These forward-looking statements are made to provide the public with management’s current expectations with regard to the credit facility amendment. While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, risks, uncertainties and regulatory developments discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

For further information, please contact:

Gar Jackson

Global IR Group

Phone:	(817) 886-6998
Email:	gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer

Phone:	(817) 258-2650
Email:	investorrelations@firstcash.com
Website:	investors.firstcash.com